Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Amazon.com, Inc. relating to the offer to exchange all outstanding 1.900% notes due August 21, 2020, 2.400% notes due February 22, 2023, 2.800% notes due August 22, 2024, 3.150% notes due August 22, 2027, 3.875% notes due August 22, 2037, 4.050% notes due August 22, 2047, and 4.250% notes due August 22, 2057 and to the incorporation by reference therein of our reports dated February 1, 2018, with respect to the consolidated financial statements of Amazon.com, Inc., and the effectiveness of internal control over financial reporting of Amazon.com, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

April 26, 2018